Exhibit 99.1

10100 Old Columbia Road

Columbia, Maryland 21046

NEWS RELEASE

For Release: June 16, 2003	Contact:	Diane R. Brown, Investor Relations
Robert F. Shawver, Exec. V.P.
(410) 312-5100 – www.duratekinc.com

DURATEK ANNOUNCES DISMISSAL OF SECURITIES

CLASS ACTION LAWSUIT AFFIRMED

COLUMBIA, Md., June 16, 2003 - Duratek, Inc., (Nasdaq:DRTK), today announced that the United States Court of Appeals for the Fourth Circuit affirmed the decision of the United States District Court for the District of Maryland to dismiss with prejudice the securities class action litigation filed in June 2001 against Duratek and two of its executive officers.  The litigation alleged that certain statements and information contained in Duratek’s press releases and in the periodic reports filed by it with the Securities and Exchange Commission contained materially false and misleading information in violation of the federal securities laws.  Both the District Court and the Court of Appeals rejected this contention.  Duratek and its executive officers were represented in the lawsuit by the law firm of Hogan & Hartson L.L.P.

Duratek provides safe, secure radioactive materials disposition.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek’s actual results to be materially different from any future results expressed or implied by these statements.  Such factors include the following: the Company’s ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S.  Department of Energy for the cleanup of waste sites administered by it; the Company’s ability to integrate acquired companies; the acceptance and implementation of the Company’s waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company’s SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

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